EXHIBIT 4.2

JONES LANG LASALLE INCORPORATED

2017 STOCK AWARD AND INCENTIVE PLAN

May 31, 2017

JONES LANG LASALLE INCORPORATED

2017 STOCK AWARD AND INCENTIVE PLAN

Table of Contents

Purpose	3

Definitions	3

Effective Date; Duration	11

Administration	11

Shares Subject to the Plan; Grant of Awards; Limitations	12

Eligibility	14

Options	14

Stock Appreciation Rights	16

Restricted Stock and Restricted Stock Units	17

Other Stock-Based Awards	19

Performance Compensation Awards	19

Deferred Stock	23

Changes in Capital Structure and Similar Events	25

Amendments and Termination	26

General	27

JONES LANG LASALLE INCORPORATED

2017 STOCK AWARD AND INCENTIVE PLAN

Jones Lang LaSalle Incorporated has previously established a 1997 Stock Award and Incentive Plan, as amended (the “1997 Plan”), and a Stock Compensation Program, as amended (the “Stock Compensation Program”). The 1997 Plan and the Stock Compensation Program are referred to herein collectively as the “Former Plans.” Each of the Former Plans has been authorized by the Company’s Board of Directors and approved by the Company’s shareholders.

In order to facilitate the efficient administration of the Former Plans and the awards granted thereunder, the Company’s Board of Directors has previously authorized the amendment and restatement of each of the Former Plans in order to combine the Former Plans into a single plan. The Former Plans, as so combined and as subsequently amended and restated as of each of the prior effective dates of April 15, 2012 and July 15, 2015, are referred to herein as the “Previous Plan.”

The Board of Directors has determined that it is in the Company’s best interests to adopt this Jones Lang LaSalle Incorporated 2017 Stock Award and Incentive Plan (the “Plan”) in order to make certain changes that reflect best practices in executive compensation. The Plan shall be effective as of the Effective Date.  As of the Effective Date, no awards shall be made under the Former Plans.  The Former Plans shall remain in effect, as applicable, for so long as awards thereunder remain outstanding.  All awards granted pursuant to an Award Agreement under, and elections made pursuant to, the Former Plans prior to the Effective Date shall remain in full force and effect in accordance with their terms and shall be administered in accordance with the terms and conditions of the Former Plans, as applicable.

1.                                      Purpose. The purpose of the Plan is to provide a means through which the Company or its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company or its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Stock, to motivate such persons to achieve long-term Company goals and to more closely align their interests with those of the Company’s shareholders.  Unless and until approved by the shareholders of Jones Lang LaSalle Incorporated, no shares of Common Stock shall be issued and no cash payments shall be made under the Plan.

2.                                      Definitions.  The following definitions shall be applicable throughout the Plan:

(a)                                 “Affiliate” means (i) any direct or indirect Subsidiary of the Company or (ii) any other entity that, at the time of granting of an Award, is controlled by the Company and in which the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock (or equivalent equity-type security) of such entity; provided, that, with respect to Incentive Stock Options, the term shall only mean “subsidiary corporation” as defined in Section 424(f) of the Code; further, provided, that, with respect to the award of any “stock right” within the meaning of Section 409A of the Code, such affiliate must qualify as a “service recipient” within the meaning of Section 409A of the Code, to the extent applicable, and in applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses

(whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” (or, where legitimate business criteria exist as determined by the Committee, “at least 20 percent”) is used instead of “at least 80 percent.”

(b)                                 ”Award” means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Stock-Based Award, Dividend Equivalent Award, Deferred Stock Award, or Performance Compensation Award granted under the Plan.

(c)                                  “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement or similar services agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment, consulting or similar services agreement (or the absence of any definition of “Cause” contained therein), the definition established for such term in an Award Agreement for such Award.  Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(f)                                   “Change in Control” means a change in control of the Company which will be deemed to have occurred if:

(i)                               any “person,” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)                            during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 2(f) or (B) other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)                         there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)                        the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding anything herein to the contrary, in any circumstance in which the definition of “Change in Control” under this Plan would otherwise be operative and with respect to which the additional tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only for the transaction, event or circumstance so affected and the item of income with respect to which the additional tax under Section 409A of the Code would otherwise be imposed, a transaction, event or circumstance that is both (x) described in the preceding provisions of this definition, and (y) a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

(g)                                      “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other binding interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(h)                                 “Committee” means the Compensation Committee of the Board, as constituted from time to time, or a subcommittee thereof appointed for purposes of the Plan, or if no such committee or subcommittee shall be in existence at any relevant time, the term “Committee” for purposes of the Plan shall mean the Board; provided, however, that during any time that the Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Eligible

Directors as necessary in each case to satisfy the requirements of Section 162(m) of the Code and Rule 16b-3 under the Exchange Act with respect to Awards granted under the Plan; provided, further, that, if the Committee includes individuals who are not Eligible Directors then, to the extent permitted under applicable law and with respect to determinations made or to be made by it which are not otherwise delegated pursuant to the Plan, the Committee shall be deemed a subcommittee of only those individuals that constitute Eligible Directors, and those individuals who are not Eligible Directors shall be deemed excluded from the Committee.

(i)                                     “Common Stock” means the Common Stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(j)                                    “Company” means Jones Lang LaSalle Incorporated, a corporation organized under the laws of the State of Maryland, or any successor corporation.

(k)                                 “Data” has the meaning set forth in Section 15(bb).

(l)                                     “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization; provided, for purposes of Sections 422 and 409A of the Code, as applicable, Date of Grant shall mean the date of grant determined in accordance with the requirements of Sections 422 and 409A of the Code, as applicable.

(m)                             “Deferral Account” has the meaning set forth in Section 12(d).

(n)                                 “Deferral Election” has the meaning set forth in Section 12(c).

(o)                                 “Deferred Compensation Award” means an Award that is subject to Code Section 409A.

(p)                                 “Deferred Stock” means a right to receive payment in the form of shares of Common Stock (or measured by the value of shares) at the end of a specified deferral period.

(q)                                 “Disability” or “Total and Permanent Disability” means (except as otherwise expressly provided in the Participant’s Award Agreement or, in the case of an Incentive Stock Option, in which case Disability shall have the definition in Section 22(e)(3) of the Code) a disability qualifying the Participant to receive benefits under the applicable total and permanent disability income plan provided by the Company or the subsidiary of the Company which employs the Participant.  Notwithstanding anything herein to the contrary, in any circumstance in which the definition of “Disability” under this Plan would otherwise be operative and with respect to which the additional tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Disability” met the requirements of Section 409A(a)(2)(A)(ii) of the Code, then the term “Disability” herein shall mean, but only for the circumstances so affected and the item of income with respect to which the additional tax under Section 409A of the Code would otherwise be imposed, a “disability” within the meaning of Treasury Regulations Section 1.409A-

3(i)(4).

(r)                                    “Dividend Equivalent” means any right in respect of an Award to receive payments equal to dividends or property, if and when paid or distributed or, as applicable, following a period of vesting or restriction in accordance with the terms of the Plan, on shares of Common Stock.

(s)                                   “Effective Date” means the date the Plan is approved by shareholders.

(t)                                    “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of Section 162(m) of the Code.

(u)                                 “Eligible Person” means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment, consultancy or service from the Company or any of its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).

(v)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(w)                         “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(x)                                 “Fair Market Value” means, as of any date, the fair market value of Common Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith or otherwise permitted by the Plan (including with respect to Substitute Awards), the closing price of a share of Common Stock as reported on the principal securities exchange or market on which the Common Stock is then listed or principally traded. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee in its discretion.  To the extent applicable as determined by the Committee, Fair Market Value will be determined in accordance with Code Section 409A.

(y)                                 “Former Plans” has the meaning ascribed it in the preamble hereto.

(z)                                  “Immediate Family Members” has the meaning set forth in Section 15(c).

(aa)                          “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan and Section 422 of the Code.

(bb)                              “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award consistent with Section 162(m) of the Code.

(cc)                            “Nonqualified Stock Option” means an Option that is not designated by the Committee, or which does not qualify, as an Incentive Stock Option.

(dd)                          “Officer” means a person who is an “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

(ee)                            “Option” means an Award granted under Section 7 of the Plan.

(ff)                              “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(gg)                            “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

(hh)                          “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(ii)                                  “Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan, which, for the avoidance of doubt, could include performance units, performance-based shares and other equity and non-equity performance-based awards.

(jj)                                “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(kk)                          “Performance Formula” means, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ll)                                  “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(mm)                  “Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(nn)                          “Permitted Transferee” has the meaning set forth in Section 15(c) of the Plan.

(oo)                    “Person” means any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, government or governmental agency or authority.

(pp)                    “Plan” means this Jones Lang LaSalle Incorporated 2017 Stock Award and Incentive Plan, as amended from time to time.

(qq)                    “Previous Plan” has the meaning ascribed it in the preamble hereto.

(rr)                          “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(ss)                        “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(tt)                          “Restricted Stock” means shares of Common Stock, subject to certain specified restrictions (including a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(uu)                    “Retirement” means, in each of the cases set forth below, the following:

(i)                         Grants On or After the Effective Date to Employees Hired Prior to January 1, 2015. Effective for all Awards made on or after the Effective Date to Participants who were hired prior to January 1, 2015, the standard definition of “Retirement” for purposes of each such Award shall mean the termination of employment when any one of the following conditions has been met:

(A) For such Participants who were 52 years old on January 1, 2015, (1) being at least fifty-five (55) years old with at least ten (10) years of service to the Company and its Affiliates, (2) being at least fifty-five (55) years old and having any combination of age plus years of service to the Company and its Affiliates equal to at least sixty-five (65) or (3) attainment of the statutory retirement age as defined within the country of the Participant’s residence or citizenship, as applicable.

(B) For such Participants who were 48 years old or older but younger than 52 years old on January 1, 2015, (1) being at least fifty-seven (57) years old with at least eight (8) years of service to the Company and its Affiliates, (2) being at least fifty-seven (57) years old and having any combination of age plus years of service to the Company and its Affiliates equal to at least sixty-five (65) or (3) attainment of the statutory retirement age as defined within the country of the Participant’s residence or citizenship, as applicable.

(C) For such Participants who were younger than 48 years old on January 1, 2015, (1) being at least sixty (60) years old with at least five (5) years of service to the Company and its Affiliates, (2) being at least sixty (60) years old and having any combination of age plus years of service to the Company and its Affiliates equal to at least sixty-five (65) or (3) attainment of the statutory retirement age as defined within the country of the Participant’s residence or citizenship, as applicable.

(ii)                           Grants On or After the Effective Date to Employees Hired On or After January 1, 2015. Effective for all Awards made to Participants hired on or after January 1, 2015, the standard definition of “Retirement” for purposes of each such Award shall mean the termination of employment when any one of the following conditions has been met: (1) being at least sixty (60) years old with at least five (5) years of service to the Company and its Affiliates, (2) being at least sixty (60) years old and having any combination of age plus years of service to the Company and its Affiliates equal to at least sixty-five (65) or (3) attainment of the statutory retirement age as defined within the country of the Participant’s residence or citizenship, as applicable. In the case of a Participant who was previously employed by the Company and was re-hired on or after January 1, 2015, prior service will be recognized and he or she will be covered by clause (i) above depending on his or her age on January 1, 2015. In the case of a Participant who becomes employed by the Company as the result of a merger or acquisition, the definition of “Retirement” shall be governed by the applicable contractual documentation related to the transaction, but in the absence thereof then prior service will be recognized and he or she will be covered by clause (i) above depending on his or her age on January 1, 2015.

In addition, in the cases of each of clauses (i) and (ii) above, (1) the Company or the Committee may in its discretion impose on a Participant additional conditions regarding non-competition and non-solicitation of clients and employees in order for the Participant to realize the benefits relating to a qualified Retirement for purposes of the Plan and (2) the Board may in its discretion modify the terms of specific Awards, to be reflected in the respective Award Agreements related to such Awards, so as to impose a different definition of “Retirement” from that which is set forth in the Plan.

(vv)                    “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(ww)                “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(xx)                    “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(yy)                    “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option; or (ii) in the case of a SAR granted independent of an Option, an amount not less than the Fair Market Value on the Date of Grant.

(zz)                      “Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity of which more than 50% of the total voting power of shares or any equivalent equity-type ownership (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership or limited liability company (or any comparable foreign entity) (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person and/or a Subsidiary of such Person; or (b) the only general partners (or functional equivalents thereof) of which are that Person and/or one or more Subsidiaries of that Person (or any combination thereof).

(bbb)             “Substitute Award” has the meaning given such term in Section 5(e).

(ccc)                “Termination of Service” means, with respect to Deferred Compensation Awards, a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), or, with respect to any other Award, means (i) a Participant is no longer providing services to the Company or an Affiliate as an officer, employee, director, advisor or consultant or (ii) with respect to an individual who is an officer, employee or consultant to an Affiliate, such entity ceases to be an Affiliate of the Company and such individual is not providing services to the Company or another Affiliate; provided, however, that the Committee shall have the discretion to determine whether or when a Participant who terminates services as an employee, but continues to provide services in the capacity of an officer, consultant, advisor or director immediately following such termination, has incurred a Termination of Service.

(ddd)             “Total Payment” has the meaning given such term in Section 15(cc).

3.                                      Effective Date; Duration. The Plan shall be effective as of the Effective Date.  Unless sooner terminated by the Board in accordance with Section 14 hereof, the expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.                                      Administration.

(a)                                 The Committee shall administer the Plan. If a Committee member shall fail to qualify as an Eligible Director, such failure shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan, unless invalidation is required by applicable law or securities exchange requirement. Unless otherwise expressly provided in the applicable charter or bylaws, the acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

(b)                                 Subject to the provisions of the Plan (including as to delegation of authority) and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with Awards; (iv) determine the terms and conditions of any Award and Award Agreement (including approval of forms of Award Agreement(s)); (v) determine whether, to what extent, and under what circumstances Awards may be settled, adjusted, or exercised in cash, shares of

Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination, and take any other action, that the Committee deems necessary or desirable for the administration of the Plan.

(c)                                  The Committee may delegate to one or more Officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee herein, subject to the requirements of applicable law.

(d)                                 Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company or any Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder of the Company.

(e)                                  A member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company acting under the Plan will be indemnified in accordance with the Company’s applicable governing documents as in effect from time to time.

(f)                                   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.                                      Shares Subject to the Plan; Grant of Awards; Limitations.

(a)                                 Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 13 of the Plan, the Committee is authorized to deliver under the Plan 1,100,000 shares of Common Stock plus the number of shares available for new awards under the Previous Plan calculated immediately prior to the Effective Date; (ii) subject to Section 13 of the Plan, grants of Options or SARs under the Plan in respect of no more than 250,000 shares of Common Stock may be made to any single Participant during any calendar year, and, subject to Section 13 of the Plan, grants of Incentive Stock Options under the Plan in respect of no more than 250,000 shares of Common Stock may be made to any single Participant during any calendar year; (iii) subject to Section 13 of the Plan, no more than 250,000 shares of Common Stock may be earned in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 11 of the Plan to any single

Participant for a single calendar year during a Performance Period, or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 250,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; and (iv) the maximum amount that can be paid to any single Participant in any one calendar year pursuant to a cash compensation opportunity Award described in Section 11(a) of the Plan shall be $15,000,000. Subject to Section 13 of the Plan, the total compensation for any non-employee director for any fiscal year shall not exceed $750,000, which is inclusive of cash and the aggregate grant date value (calculated by multiplying the Fair Market Value of a share of Common Stock on the Date of Grant by the aggregate number of shares subject to such Award) of any Awards granted during any fiscal year.

(b)                                    The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Deferred Stock Awards and/or Performance Compensation Awards to one or more Eligible Persons selected in its sole discretion. Common Stock under the Plan may be delivered in settlement of a deferred compensation obligation with the Company, and such grant of Common Stock hereunder shall count under the Plan as an Other Stock-Based Award or Deferred Stock Award (as the case may be) on such terms and conditions as the Committee determines. An Eligible Person may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan. The grant of an Award to an Eligible Person shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan.

(c)                                  For purposes of Section 5(a), (i) each share of Common Stock underlying an outstanding Option under the Plan or Previous Plan shall reduce the available shares by one (1) share; (ii) a number equal to the greater of each share available to be delivered upon exercise of a SAR and the number of shares underlying a SAR under the Plan or Previous Plan (whether the distribution is made in cash, shares or a combination thereof) shall reduce the available shares by one (1) share, other than a SAR that, by its terms, from and after the Date of Grant thereof is payable only in cash, in which case the available shares shall not be reduced; and (iii) each share of Common Stock delivered pursuant to, or otherwise underlying, an Award under the Plan or Previous Plan other than an Option, SAR or Substitute Award (defined below), shall reduce the available shares by one (1) share.  Use of shares of Common Stock to pay the required Exercise Price or tax obligations shall, notwithstanding anything herein to the contrary, not be available again for other Awards under the Plan.  Shares underlying Awards under this Plan or the Previous Plan that are forfeited, cancelled, expire unexercised, or are settled in cash shall be available again for Awards under the Plan.  Shares of Common Stock repurchased by the Company with proceeds received from the exercise of an Option issued under this Plan or the Previous Plan, or shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, in either instance, shall not be added back or available for grant hereunder.  For the avoidance of doubt, Awards that can only be settled in cash shall not be treated as shares of Common Stock granted for purposes of this Plan.  Upon the exercise of an Option or SAR under the Plan or Previous Plan settled in shares of Common Stock, the number of shares of Common Stock subject to the Option or SAR (or portion thereof) that is being exercise shall not be available again for other Awards under the Plan notwithstanding the number of shares of Common Stock actually delivered in connection with the exercise of such Award.

(d)                                 Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued shares, or treasury shares, including shares repurchased by the Company for purposes of the

Plan.

(e)                                  Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”).

(f)                                   The maximum number of shares of Common Stock that may be issued under the Plan in this Section 5 shall not be affected by (i) the payment of dividends or Dividend Equivalents in cash or in shares of Common Stock in connection with outstanding Awards; or (ii) any shares required to satisfy Substitute Awards.

6.                               Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.                                      Options.

(a)                                 Generally. Each Option granted under the Plan shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement (including the Exercise Price and the mechanics (as applicable) for determining or adjusting the Exercise Price). All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)                                 Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards or pursuant to Section 13, the exercise price (the “Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share on the Date of Grant; provided, however, that, in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant.

(c)                                  Vesting and Expiration. Options shall (i) vest and become exercisable in such manner and on such date or dates, and (ii) expire after such period, not to exceed ten years (the “Option

Period”), in each case, as may be determined by the Committee and as set forth in an Award Agreement. With respect to an Incentive Stock Option, the Option Period shall not exceed five years from the Date of Grant granted to a Participant who on the Date of Grant owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate. Notwithstanding any vesting dates set by the Committee in the Award Agreement, the Committee may, consistent with the terms of the Plan, accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to vesting and/or exercisability (as determined by the Committee). Unless otherwise provided by the Committee in an Award Agreement or otherwise determined by it in accordance with the Plan: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option without consideration therefor, and the vested portion of such Option shall remain exercisable for (A) one year following termination of employment or service by reason of such Participant’s death or Disability, but not later than the expiration of the Option Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or Disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period and (ii) both the unvested and the vested portion of an Option shall automatically expire upon the termination of the Participant’s employment or service by the Company for Cause without consideration therefor.

(d)                                 Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment or satisfaction of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written notice of exercise or, if provided for, electronic notice of exercise, to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock having a Fair Market Value on the date of exercise equal to the Exercise Price (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and are held for the applicable period as determined by the Company’s auditors to avoid adverse accounting charges; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, including: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a broker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the shares of Common Stock for which the Option was exercised that number of shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Common Stock for which the Option was exercised. Any fractional shares of Common Stock shall be settled in cash. The Committee may specify a reasonable minimum number of shares of Common Stock or a percentage of the shares subject to an Option that may be purchased on any exercise of an Option; provided, that such minimum number shall not prevent a Participant from exercising the full number of shares of Common Stock as to which the Option is then exercisable.

(e)                                  Any Option designated as an Incentive Stock Option shall not constitute an Incentive Stock Option to the extent such Option is for shares of Common Stock having an aggregate Fair Market Value (as of the Date of Grant) in excess of $100,000, determined as of the date such Option is exercisable for the first time by such Participant during any year and in accordance with the provisions of Section 422 of the Code.

(f)                                   Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing promptly after the date the Participant makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such shares of Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option; or (ii) one year after the date of exercise of the Incentive Stock Option upon which such shares were issued. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(g)                                  Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange on which the securities of the Company are listed or traded.

(h)                                 Dividend Equivalents. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

8.                                      Stock Appreciation Rights.

(a)                                 Generally. Each SAR granted under the Plan shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)                                 Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards or pursuant to Section 13, the Strike Price per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share on the Date of Grant.

(c)                                  Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. Any other SAR shall (i) vest and become exercisable in such manner and on such date or dates; and (ii) expire after such period, not to exceed ten years (the “SAR Period”), in each case as may be determined by the Committee and as set forth in an Award Agreement; provided, however, that notwithstanding any vesting dates set by the Committee in the Award Agreement, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award Agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one year following termination of employment or service by reason of such Participant’s death or Disability, but not later than the expiration of the SAR Period; or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or Disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire without consideration therefor upon the termination of the Participant’s employment or service by the Company for Cause.

(d)                                 Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value of a share of Common Stock exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e)                                  Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock with a Fair Market Value equal to such amount, or any combination thereof, as determined by the Committee in an Award Agreement or otherwise. Any fractional share of Common Stock shall be settled in cash.

(f)                                   Dividend Equivalents. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an SAR.

9.                                      Restricted Stock and Restricted Stock Units.

(a)                                 Generally. Each such grant of Restricted Stock or Restricted Stock Units under the Plan shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)                                 Restricted Stock - Accounts, Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an Award Agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this

Section 9 and unless otherwise set forth in an applicable Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)                                  Vesting; Acceleration of Lapse of Restrictions. The Restricted Period shall lapse with respect to an Award of Restricted Stock or Restricted Stock Units at such times as provided by the Committee in an Award Agreement or otherwise determined in a manner consistent with the Plan, and the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant without consideration therefor.

(d)                                 Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)                                     Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends on Restricted Stock shall accumulate and be withheld until the restrictions on such Restricted Stock lapse.  Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii)                                  Unless otherwise provided by the Committee in an Award Agreement or otherwise determined by the Committee in accordance with the Plan, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the delivery of shares of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the shares of Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.

(e)                                  Legends on Restricted Stock. As determined by the Committee in its sole discretion, each certificate representing Restricted Stock awarded under the Plan shall bear a legend in the form and containing such information as the Committee determines appropriate until the lapse of all restrictions with respect to such Common Stock.

(f)                                   Dividend Equivalents.  Unless otherwise provided in an Award Agreement, each Restricted Stock Unit shall include the right to receive Dividend Equivalents as provided herein.  Dividend Equivalents will accumulate and be withheld until the applicable Restricted Stock Units upon which the Dividend Equivalents are awarded vest and any Dividend Equivalent payments that have accumulated and have been withheld by the Committee and attributable to any particular Restricted Stock Unit shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalent payments then due. Upon the vesting and settlement of Restricted Stock Units that include Dividend Equivalents, the Dividend Equivalents attributable to such Restricted Stock Units shall expire automatically.

10.                         Other Stock-Based Awards. The Committee may issue unrestricted shares of Common Stock, or other Awards denominated in shares of Common Stock, whether restricted or unrestricted and whether current or deferred, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.  Unless otherwise provided in an Award Agreement, each Other-Stock Based Award shall include the right to receive Dividend Equivalents as provided herein.  Dividend Equivalents will accumulate and be withheld until the applicable Other-Stock Based Award upon which the Dividend Equivalents are awarded vest (if subject to vesting) and any Dividend Equivalent payments that have accumulated and have been withheld by the Committee and attributable to any particular Other-Stock Based Award shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalent payments then due. Upon the vesting and settlement of Other-Stock Based Award that include Dividend Equivalents, the Dividend Equivalents attributable to such Other-Stock Based Award shall expire automatically.

11.                               Performance Compensation Awards.

(a)                                 Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall also have the authority to make an award of a cash compensation opportunity to any Participant and designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  Awards that are intended to qualify as “performance-based compensation” but which fail to qualify for whatever reason shall nevertheless be valid Awards.

(b)                                 Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula. Within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under

Section 162(m) of the Code, if applicable), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(c)                                  Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, Subsidiaries, divisions, reportable segments or operational units, or any combination of the foregoing) and shall include one or more of the following:

(i)                                     Earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation and amortization (“EBITDA”);

(ii)                                  gross or net revenue, or changes in annual revenues;

(iii)                               cash flow (including, operating cash flow or net cash flow);

(iv)                              financial return ratios;

(v)                           total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation;

(vi)                              earnings growth or growth in earnings per share;

(vii)                           return measures (including, return or net return on assets, net assets, equity, capital or gross sales);

(viii)                        adjusted pre-tax margin;

(ix)                              pre-tax profits;

(x)                                 operating margins;

(xi)                              operating profits;

(xii)                           operating expenses

(xiii)                        net income, net operating income or adjusted net income;

(xiv)                       growth in operating earnings or growth in earnings per share;

(xv)                                market share or market penetration with respect to specific designated services or business segments and/or specific geographic areas;

(xvi)                             aggregate service pricing and other service offering measures;

(xvii)                          expense or cost levels, in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified divisions;

(xviii)                 reduction of losses, loss ratios or expense ratios;

(xix)                       operating cost management;

(xx)                          debt reduction;

(xxi)                       productivity improvements;

(xxii)                     customer satisfaction based on specified objective goals or a Company-sponsored customer survey;

(xxiii)                  employee satisfaction based on specified objective goals or a Company-sponsored customer survey;

(xxiv)                 employee diversity goals;

(xxv)                    employee turnover;

(xxvi)                 specified objective social goals; or

(xxvii)              increase in brand value;

(xxviii)           completion of defined annual brand enhancement objectives;

(xxix)                 improvement in brand recognition studies;

(xxx)                    completion of defined annual succession planning objectives; or

(xxxi)                 other strategic events that could alter the normal course of business, the description of which would disclose material competitive information

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of a Participant and the Company (and/or one or more Affiliates, Subsidiaries, divisions, reportable segments or operational units, or any combination of the foregoing), as the Committee may deem appropriate, and any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. To the extent required under Section 162(m) of the Code, the Committee shall, within the first ninety

(90) days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for any Participant and thereafter promptly communicate such Performance Criteria to such Participant.

(d)                                 Modification of Performance Criteria/Goal(s). In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining shareholder approval. The Committee may adjust or modify the calculation of a Performance Goal for a Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization or restructuring programs; (v) items as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.

(e)                                  Payment of Performance Compensation Awards.

(i)                                     Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement or as otherwise determined by the Committee, a Participant must be employed by the Company or an Affiliate of the Company on the date of payment with respect to a Performance Period to be eligible to receive such payment in respect of a Performance Compensation Award for the preceding Performance Period.

(ii)                                  Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(iii)                               Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.

(iv)                              Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate.

(f)                                   Timing of Award Payments. Performance Compensation Awards granted for a

Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11 and in a manner intended to be exempt or comply with Code Section 409A and local law, as applicable.  For Performance Compensation Awards covering participants who are U.S. employees and for which no Deferral Election has been made, Performance Compensation Awards will be paid in the fiscal year that follows the fiscal year during which the Performance Period Ends and no later than two-and-one-half months following the end of the fiscal year during which the Performance Period is completed (or at such other time as would not result in a violation of Code Section 409A).

(g)                                  The Committee may grant Dividend Equivalents in respect of Performance Compensation Awards.  Unless otherwise provided in an Award Agreement, no Performance Compensation Award shall include the right to receive Dividend Equivalents.  Any Dividend Equivalents granted in respect of Performance Compensation Awards will accumulate and be withheld until the applicable Performance Compensation Awards upon which the Dividend Equivalents are awarded vest and any Dividend Equivalent payments that have accumulated and have been withheld by the Committee and attributable to any particular Performance Compensation Awards shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalent payments then due. Upon the vesting and settlement of Performance Compensation Awards that include Dividend Equivalents, the Dividend Equivalents attributable to such Performance Compensation Awards shall expire automatically.

12.                               Deferred Stock.

(a)                                 Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan and applicable requirements of Section 409A of the Code, the Committee, at any time and from time to time, may grant Deferred Stock to any Eligible Person in such number, and upon such terms, as the Committee may determine (including, to the extent allowed by the Committee, grants at the election of a Participant to convert shares of Common Stock to be acquired upon lapse of restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock). A Participant shall have no voting rights with respect to Deferred Stock Awards unless otherwise expressly determined otherwise by the Committee.

(b)                                 Award Agreement. Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock underlying the Deferred Stock subject to an Award, the settlement date such shares of Deferred Stock shall be settled and such other provisions as the Committee shall determine that are in accordance with the Plan and Section 409A of the Code.

(c)                                  Deferred Stock Elections.

(i)                                     Making of Deferral Elections. If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”), at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Section 409A of the Code), to receive all or any portion of such Eligible Person’s salary, bonus (including, for the avoidance of doubt, bonuses paid under another plan of the Company) and/or retainer (in the case of a director) (including any cash or share award, other than Options or SARs) either in the form of a number of shares of Deferred Stock equal to the quotient of the amount of salary, bonus and/or retainer or other permissible Award to be paid in the form of Deferred Stock divided by the Fair Market Value of one share of Common Stock on the date such salary, bonus, retainer or other such Award would otherwise be paid in cash or distributed in shares or pursuant to such other terms and conditions as the Committee may determine. The Date of Grant for an Award of Deferred Stock made pursuant to a Deferral Election shall be the date the deferrable amount subject to a Deferral Election would otherwise have been paid to the Participant in cash or shares, unless otherwise determined by the Committee.

(ii)                                  Timing of Deferral Elections. Deferral Elections must be timely filed with the Company pursuant to procedures and policies established by the Committee from time to time.

(d)                                 Deferral Account.

(i)                                     Establishment of Deferral Accounts. The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Stock or makes a Deferral Election.  Deferred Stock shall be credited to the Participant’s Deferral Account as of the Date of Grant of such Deferred Stock.  Deferral Accounts shall be maintained for recordkeeping purposes only, and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company and no Participant shall have the rights in respect of Deferral Accounts greater than that of an unsecured creditor of the Company.

(ii)                                  Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to shares of Common Stock, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution but only to the extent that a Participant to whom Deferred Stock has been credited is vested in his or her Deferred Stock as of such record date. No Dividend Equivalents will be credited (or accumulated) to Deferral Accounts on any Deferred Stock credited thereto for which a Participant has not vested in his or her Deferred Stock as of such record date.  Such Dividend Equivalents to be credited to the Deferral Account shall be in the form of additional Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a share at the payment date of such dividend or distribution.

(iii)                               Settlement of Deferral Accounts. The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Participant or his or her beneficiary, as applicable) a number of shares of Common Stock equal to the number of shares of Deferred Stock then credited to the Participant’s Deferral Account (or a specified portion in the event of any partial settlement); provided, however, that, unless otherwise determined by the Committee, any fractional shares of Deferred Stock remaining in the Deferral Account on the settlement date shall be distributed in cash in an amount equal to the Fair Market Value of a share of Common Stock as of the settlement date multiplied by the remaining fractional share, as determined by the Committee. The settlement date for all Deferred Stock credited in a Participant’s Deferral Account shall be determined in accordance with Section 409A of the Code and shall be specified in the applicable Award Agreement or Deferral Election. The Committee may establish a sub-plan to reflect the Deferred Stock provisions under the Plan and the procedures, policies and terms applicable thereto.

(e)                                  Sub-plan.  The Committee may establish one or more sub-plans hereunder that are consistent with the terms of the Plan with respect to Deferral Accounts, Deferred Stock, and/or deferred amounts hereunder, including so as to comply with Code Section 409A to the extent applicable.

13.                               Changes in Capital Structure and Similar Events.

(a)                                 Effect of Certain Events. In the event of (i) any extraordinary dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including a Change in Control) that affects the shares of Common Stock; or (ii) unusual or nonrecurring events (including a Change in Control) affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including any or all of the following:

(i)                                     adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including adjusting any or all of the limitations under Section 5 of the Plan); and (B) the terms of any outstanding Award, including (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards; or to which outstanding Awards relate; (2) the Exercise Price or Strike Price with respect to outstanding Awards; or (3) any applicable performance measures (including Performance Criteria and Performance Goals);

(ii)                                  providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and

(iii)                               and if not assumed or substituted, canceling any one or more outstanding Awards or portion thereof and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other shareholders of the Company in such event), including, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of FASB Accounting Standards Codification

Topic 718 or any successor rule), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 13 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any otherwise applicable adjustments under this Section 13 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act or the exemption under Section 409A of the Code, to the extent applicable. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

(b)                                 Effect of Change in Control. Unless specifically provided otherwise with respect to Change in Control in an Award or in a then-effective written employment agreement between the Participant and the Company or an Affiliate, if, during the effectiveness of the Plan, a Change in Control occurs and, during the two-year period immediately following the consummation of such Change in Control, a Participant incurs an involuntary Termination of Service without Cause, such Participant shall be entitled to the following treatment with respect to his or her Awards (as applicable): (A) each Option and SAR that is at the time outstanding under the Plan shall become fully vested and exercisable with respect to all shares of Common Stock covered thereby; (B) the Restricted Period shall expire and restrictions applicable to all outstanding Restricted Stock Awards and Restricted Stock Units shall lapse and such Awards shall become fully vested; and (C) the pro-rata portion of any Performance Compensation Awards for any Performance Period that was in effect at the date of Termination of Service, calculated as to each such Performance Compensation Award assuming that any Performance Goal will have been achieved (for the entire Performance Period) at the level of the actual results achieved, if available, or, if not available, then at the target level.

(c)                                  The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities senior to, or affecting, the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

14.                               Amendments and Termination.

(a)                                 Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that (i) no amendment to Section 11(c) or Section 14(b) (to the extent required by the proviso in such Section 14(b)) shall be made without shareholder approval; and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to comply with any rules or requirements of any securities exchange on which the Common Stock may be listed or quoted or to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected

Participant, holder or beneficiary.

(b)                                 Amendment of Award Agreements. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that, without shareholder approval as may be required by applicable law or the rules of the applicable securities exchange on which the Common Stock is listed or quoted, except as otherwise permitted under Section 13 of the Plan or in connection with Substitute Awards, (i) no amendment or modification may reduce, and the Committee shall not reduce, the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award, or cash, and (iii) the Committee may not take any other action with respect to an Option or SAR that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange on which the Common Stock is listed.

15.                               General.

(a)                                 Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to and, to the extent required by the Committee, executed (or otherwise agreed to in electronic form) by the Participant (whether in paper or electronic medium (including e-mail or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, as applicable, the effect on such Award of the death, Disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b)                                 One-Year Period of Restrictions. Except as otherwise provided pursuant to Section 13(b) or Section 14(b), the vesting period or restrictions on any share-based Award granted to any Participant hereunder shall last for no less than one (1) year. Except as provided under Section 13(b) or 14(b), during the mandated one-year period of vesting or restrictions, the Committee may not waive the vesting or restrictions for all or any part of such Award.  Notwithstanding the foregoing provisions of this Section 15(b), the Committee may provide for a vesting or restriction period of less than such mandated one-year period of vesting or restriction for up to 5% of the available shares as set forth in Section 5(a)(i) hereof.

(c)                                  Nontransferability.

(i)                                     Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

(ii)                                  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or members are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion; or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”), provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)                               The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (C) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including that an Option or SAR shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(d)                                 Tax Withholding.

(i)                                     A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall be permitted and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, shares of Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding taxes.

(ii)                                  Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit or require a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and are held for the applicable period as determined by the Company’s auditors to avoid adverse accounting charges) owned by the Participant having a Fair Market Value equal to such withholding liability; or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability. Notwithstanding anything herein to the contrary, the amount withheld shall not exceed the maximum statutory tax rates in the Participant’s applicable jurisdictions. The maximum statutory tax rates are based on the applicable rates of the relevant tax authorities (for example, federal, state, and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction (even if that rate exceeds the highest rate that may be applicable to the Participant) and that does not result in adverse accounting consequences.

(iii)                               Notwithstanding the remainder of this clause (d), the withholding of shares of Common Stock having a Fair Market Value equal to such withholding liability shall be the sole method of withholding for any Awards other than Options, SARs, or Dividend Equivalents for which shares of Common Stock are otherwise deliverable pursuant to their terms.

(e)                                  No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement.

(f)                                   International Participants. With respect to Participants who reside or work outside of the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards (or adopt one or more sub-plans) with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(g)                                  Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.  If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate. Notwithstanding anything herein to the contrary, to the extent that a Participant’s beneficiary designation would result in a duplication of, or unintended, benefits payable under this Plan or would otherwise violate applicable law, the Committee shall have the authority to disregard such designation, and payments shall be made in accordance with applicable law.

(h)                                 Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event or as otherwise provided in an Award Agreement, service shall not be considered terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company or any Affiliate, or any successor, in any capacity of any employee, director or consultant; or (iii) any change in status as long as the individual remains in the service of the Company or an Affiliate in any capacity of employee, director or consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option, if such leave exceeds three (3) months, and re-employment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Nonqualified Stock Option on the day following the expiration of such three (3) month period.

(i)                                     No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement or otherwise determined by the Committee, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(j)                                    Government and Other Regulations.

(i)                                     The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Committee shall have the authority to provide that all certificates for shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange upon which the Common Stock or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions or require representations of a Participant with respect to any Award granted under the Plan that it deems necessary or advisable in order that such Award complies with the applicable securities law and/or other legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)                                  The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of shares of Common Stock to the Participant, the Participant’s acquisition of shares of Common Stock from the Company and/or the Participant’s sale of shares of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable); over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof and within such period as would not result in a violation of Code section 409A.

(iii)                               Notwithstanding any provision herein or in any Award Agreement to the contrary, amounts payable or to be provided hereunder shall be subject to claw-back or disgorgement, to the extent applicable, under the Company’s compensation clawback and recoupment policies (or similar policies of general applicability), as in effect and as may be amended from time to time. If pursuant to Section 10D of the Exchange Act, the Common Stock would not be eligible for continued listing on the securities exchange upon which the Common Stock is listed, if applicable, under Section 10D(a) of the Exchange Act if it (or they) did not adopt policies consistent with Section 10D(b) of the Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to any Participant hereunder or pursuant to any Award Agreement or otherwise shall be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the Securities Exchange Commission or applicable stock exchange.

(k)                                 Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(l)                                     Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options, other equity-based awards or incentive compensation otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(m)                             No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that, insofar as they may have become entitled to payment of compensation by performance of services, they shall have the same rights as other employees under general law.

(n)                                 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates or Subsidiaries and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(o)                                 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(p)                                 Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to conflict of laws provisions.

(q)                                 Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(r)                                    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization of the Company.

(s)                                   Incentive Stock Options Shareholder Approval. The Plan shall become effective on the Effective Date, provided, however, that no Incentive Stock Options shall be valid as an Incentive Stock Option unless and until the Plan has been approved by shareholders no later than the twelve (12) month anniversary of adoption by the Board in the manner provided under Section 424 of the Code and Treasury Regulations thereunder. Nothing in this clause shall affect the validity of Awards granted after the Effective Date if such shareholder approval has not been obtained.

(t)                                    Code Section 162(m) Shareholder Approval. The provisions of the Plan regarding Performance Compensation Awards shall be disclosed and reapproved by shareholders no later than the first shareholder meeting, if any, that occurs in the fifth year following the year in which shareholders previously approved such provisions in order for certain Awards granted after such time to be exempt from the deduction limitations of Section 162(m) of the Code. Nothing in this clause shall affect the validity of Awards granted after the Effective Date if such shareholder approval has not been obtained. In the event that Section 162(m) of the Code applies and the Committee determines that it is advisable to grant Awards that will not qualify for the as Performance Compensation Awards hereunder, the Committee shall be permitted to make such grants without satisfying the requirements of Section 162(m) of the Code.

(u)                                 Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

(v)                                 Interpretation. Masculine pronouns and other words of masculine gender shall refer to both men and women. Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation.”

(w)                               Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(x)                                 Other Agreements. The Committee may require, as a condition to the vesting of, grant of and/or the receipt of shares of Common Stock under an Award, that the Participant execute lock-up or other agreements, as it may determine in its sole and absolute discretion.

(y)                                 Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive shares of Common Stock under any Award made under the Plan.

(z)                                  Brokerage Accounts. Participants shall abide by the terms of any brokerage, custody or similar agreement established by the Company in connection with administration of the Plan, including the automatic reinvestment of dividends and payments on shares of Common Stock awarded under the Plan, to the extent such shares of Common Stock are held pursuant to such agreement. Such brokerage, custody or similar agreement may be modified by the Company (subject to the consent of such broker or applicable counterparty) at any time and from time to time.

(aa)                          Section 409A. To the extent applicable and notwithstanding any other provision of the Plan, the Plan and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Section 409A of the Code, including any regulations or other guidance that may be issued after the date on which the Board approves the Plan, provided, however, that in the event that the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder; and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Section 409A of the Code. The Company and Affiliates make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Participant (or his or her beneficiaries, as applicable) results in, or causes in any manner, the application of any adverse tax consequence under Section 409A of the Code or otherwise to be imposed, then the Participant (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Affiliates shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Participant (or his or her beneficiaries, as applicable) for, any such adverse tax consequences. If any Deferred Compensation Award is payable to a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i)), then such payment, to the extent payable due to the Participant’s Termination of Service and not otherwise exempt from Section 409A of the Code, shall not be paid before the date that is six (6) months after the date of such Termination of Service (or, if earlier, the date of such Participant’s death) and shall be paid on the first business day following such six (6) month anniversary (or death, as applicable).

(bb)                          Data Privacy. Except as prohibited by applicable law (including, as applicable, foreign laws), the receipt by a Participant of an Award and the benefits thereunder may be conditioned on such Participant acknowledging and consenting to the collection, use and transfer, in electronic or other form, of personal data as described in this subsection by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Plan. The Committee may, from time to time and at any time, require Participants to execute consents or similar agreements providing for such collection, use and transfer, in a manner consistent with applicable law (including, as applicable, foreign laws). Subject to applicable law (including, as applicable, foreign laws), the Company and its Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Subsidiaries and Affiliates, and details of all Awards, in each case, for the purpose of implementing, managing and administering this Plan and Awards (the “Data”). Subject to applicable law (including, as applicable, foreign laws), the Company and its Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in this Plan, and the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company and its Affiliates in the implementation, administration and management of this Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, subject to applicable law (including, as applicable, foreign laws), each Participant authorizes and shall authorize upon request such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or its Affiliates, or the Participant, may elect to deposit any Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in this Plan. Subject to applicable law (including, as applicable, foreign laws), a Participant may, at any time, view the Data held by the Company or its Affiliates with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to such Participant or refuse or withdraw the consents set forth in the Award Agreement in writing, in any case without cost, by contacting his or her local human resources representative.

(cc)                            Mitigation of Excise Tax. Subject to the last sentence of this Section 15(cc), if any payment or right accruing to a Participant under the Plan (without the application of this Section 15(cc)), either alone or together with other payments or rights accruing to the Participant from the Company, Affiliates and Subsidiaries (“Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of Code), such payments and rights shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether and how any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. Unless otherwise provided in an Award Agreement or in an employment agreement, the foregoing provisions of this Section 15(cc) shall apply with respect to any Person only if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes. Notwithstanding the foregoing, in the event a Participant is a party to an employment agreement or other agreement with the Company or an Affiliate that provides for more favorable treatment for the Participant regarding Section 280G of the Code, such agreement shall be controlling.

(dd)                          Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, however, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

(ee)                            Employment Agreement Supersedes Award Agreement. In the event a Participant is a party to an employment agreement with the Company and/or an Affiliate that expressly provides for vesting or extended exercisability of Awards on terms more favorable to the Participant than the Participant’s Award Agreement or this Plan, such employment agreement shall be controlling, provided, however, that: (a) the employment agreement shall not be controlling; to the extent the Participant and the Company and/or an Affiliate agree it shall not be controlling; and (b) an employment agreement or modification to an employment agreement shall be deemed to modify the terms of any pre-existing Award only if the terms of the employment agreement expressly so provide.

***